Exhibit 23.1

Consent Of Independent

Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement on Form S-8 (No. 333-32777) of Arch Coal, Inc. of our report dated June 26, 2013 with respect to the financial statements and supplemental schedule of the Arch Coal, Inc. Employee Thrift Plan included in this Annual Report on Form 11-K for the year ended December 31, 2012.

/s/ RubinBrown LLP

St. Louis, Missouri

June 26, 2013